    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31,  1998

                                             REGISTRATION NO.  333-____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                    --------

                          ABM INDUSTRIES INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                                          68-0275553
(STATE OF INCORPORATION)                    (I.R.S. EMPLOYER IDENTIFICATION NO.)

                                    --------

        50 FREMONT STREET, 26TH FLOOR, SAN FRANCISCO, CALIFORNIA, 94105
                                 (415) 597-4500
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                    --------

                              HARRY H. KAHN, ESQ.
                        GENERAL COUNSEL, VICE PRESIDENT
                                 AND SECRETARY
                          ABM INDUSTRIES INCORPORATED
                         50 FREMONT STREET, 26TH FLOOR
                        SAN FRANCISCO, CALIFORNIA  94105
                                 (415) 597-4500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                             RICHARD V. SMITH, ESQ.
                         ORRICK, HERRINGTON & SUTCLIFFE
                       OLD FEDERAL RESERVE BANK BUILDING
                               400 SANSOME STREET
                        SAN FRANCISCO, CALIFORNIA  94111
                                 (415) 391-1122

                                    --------

                 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC:  FROM TIME TO TIME AFTER EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

                 IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [ ]

                 IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [ ]

                 IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

                 IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

                 IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE DELIVERED PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. [ ]

                                    --------

                        CALCULATION OF REGISTRATION FEE

                                                        PROPOSED               PROPOSED
                                                        MAXIMUM                MAXIMUM
                                AMOUNT                  OFFERING               AGGREGATE               AMOUNT OF
TITLE OF SECURITIES             TO BE                   PRICE PER              OFFERING                REGISTRATION
TO BE REGISTERED                REGISTERED              SHARE (1)              PRICE (1)               FEE
COMMON STOCK, $.01
PAR VALUE PER SHARE (2)         181,475                 181,475 shares         $5,721,907              $1,688

---------------
(2) ESTIMATED IN ACCORDANCE WITH RULE 457(C) SOLELY FOR THE PURPOSE OF CALCULATING THE AMOUNT OF THE REGISTRATION FEE BASED ON THE AVERAGE OF THE HIGH AND LOW PRICES OF THE REGISTRANT'S COMMON STOCK AS REPORTED ON THE NEW YORK STOCK EXCHANGE ON MARCH 25, 1998.

(2) ASSOCIATED WITH THE COMMON STOCK ARE PREFERRED STOCK PURCHASE RIGHTS THAT WILL NOT BE EXERCISABLE OR EVIDENCED SEPARATELY FROM THE COMMON STOCK PRIOR TO THE OCCURRENCE OF CERTAIN EVENTS.
                                  ____________

                 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED MARCH 31, 1998


                                 181,475 SHARES

                          ABM INDUSTRIES INCORPORATED
                                  COMMON STOCK

                                  ____________

                 All of the 181,475 shares of Common Stock being offered hereby (the "Stock") are being disposed of for the account of certain stockholders and/or their respective donees, transferees or successors in interest (the "Selling Stockholders") of ABM Industries Incorporated (the "Company"). The Company will not receive any of the proceeds from the sale of the Stock. The last sale price of the Common Stock of the Company as reported on the New York Stock Exchange on March 25, 1998 was $31-3/16 per share.

                 The Company has been advised by the Selling Stockholders that all or a portion of the Stock may be disposed of hereunder from time to time through brokers, acting as agents and charging usual and customary brokerage commissions, on the New York Stock Exchange, in the over-the-counter market or in private negotiations, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."
                               _________________

                 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               _________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                April ____, 1998

                 No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of Common Stock offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                             AVAILABLE INFORMATION

                 The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy material and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy material and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago Illinois 60661-2511; and Suite 1300, 7 World Trade Center, New York, New York 10048; and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, such reports, proxy statements and other information concerning the Corporation can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 This Prospectus, which constitutes part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents filed herewith as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

                 The Company's Annual Report on Form 10-K, for the fiscal year ended October 31, 1997 and its description of Capital Stock set forth in the Registration Statement on Form 8-A filed on March 18, 1998, all as filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated in this Prospectus by reference.

                 All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                 The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to: ABM Industries Incorporated, 50 Fremont Street, 26th Floor, San Francisco, California 94105,
Attn:  Corporate Secretary, telephone (415) 597-4500.

                                  THE COMPANY

                 The Company is the largest facility services contractor listed on the New York Stock Exchange. With annual revenues exceeding $1.25 billion and more than 52,000 employees, the Company and its subsidiaries provide air conditioning, elevator, engineering, janitorial, lighting, parking, security and other out-sourced facility services to thousands of commercial, industrial and institutional customers in hundreds of cities across North America.

                 The Company was reincorporated in Delaware on March 19, 1985, as the successor to a business founded in California in 1909. The corporate headquarters of the Company is located at 50 Fremont Street, 26th Floor, San Francisco, California 94105, and its telephone number is (415) 597-4500.

                              SELLING STOCKHOLDERS

                 The Stock being offered hereby by the Selling Stockholders was acquired in connection with the acquisition by the Company, effective November 20, 1996, of substantially all of the assets of each of SICA Electrical & Maintenance Corp., a New York corporation and Ozone Lighting Distributors, Inc., a New York corporation (collectively, the "Target Companies") each located in New York.

                 The stockholders of the Target Companies, received 348,323 shares of the Company's Common Stock plus up to a maximum of 348,323 additional shares to be issued, if at all, pursuant to the Earnout (as defined in the Transaction Agreement) (collectively, the "Registrable Shares") in the acquisition. To date, 49,519 additional shares have been issued to the stockholders of the Target Companies pursuant to the Earnout. Pursuant to a Registration Rights Agreement, the Company agreed to register for resale, upon the request of the holders of at least a majority of the Registrable Shares, not less than that number of Registrable Shares, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed $100,000. The Registration Rights Agreement requires the Company to pay the expenses of such registration if made on Form S-3.

                 The following table sets forth certain information with respect to the Selling Stockholders.

                                   Owned Prior to                               To Be Owned After
                                      Offering                                      Offering
                                                          Number
                             Number                       of Shares     Number
Name                         of Shares        Percent     Offered       of Shares            Percent
----                         ---------        -------     -------       ---------            -------
Michael F. Sica               95,480              *         83,597       11,883                  *
Gloria Sica                  194,942              *         70,678      124,264                  *
Michael A. Sica               19,662              *          2,000       17,662                  *
Ralph Sica                    31,828              *          5,000       26,828                  *
Diane Sica Di Maio            27,828              *         15,000       12,828                  *
Ann Sica De Nicola            11,936              *          5,200        6,736
----------

* Less than 1% of the Company's 20,464,000 shares outstanding as of October 31, 1997.


                            PLAN OF DISTRIBUTION

                 Resales of the shares by the Selling Stockholders may be made on the New York Stock Exchange in the over-the-counter market or in private transactions. The shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers who may act solely as agent and or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the New York Stock Exchange, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with the Selling Stockholders to sell a specific number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent, for the Selling Stockholder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Stockholders. Any such sales may be by block trade.

                          DESCRIPTION OF CAPITAL STOCK

                 As of the date of this Prospectus, the authorized capital stock of the Company consists of 28,000,000 shares of Common Stock ("Common Stock") and 500,000 shares of Preferred Stock ("Preferred Stock"). As of October 31, 1997, there were 20,464,000 shares of Common Stock and 6,400 shares of Preferred Stock issued and outstanding.

                 The following summary description of the Company's capital stock does not purport to be complete and is subject to and is qualified in its entirety by the description of the Company's capital stock contained in the Certificate of Incorporation, a copy of which is filed as an exhibit to this Registration Statement of which this Prospectus is a part. Reference is made to such exhibit for a detailed description of the provisions thereof summarized below.

Common Stock

                 The stockholders are not entitled to vote cumulatively for the election of directors.

                 Each share of Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of funds legally available therefor. The Common Stock shares equally, on a share-for-share basis, in any cash dividends declared by the Board of Directors.

                 Stockholders of the Company have no preemptive or other rights to subscribe for additional shares, except pursuant to the 1988 Stockholder Rights Plan discussed below. Subject to any right of holders of any Preferred Stock, all holders of Common Stock are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders on liquidation, dissolution or winding up of the Company. No Common Stock is subject to redemption or a sinking fund. All shares of Common Stock offered hereby will be, when so issued or sold, fully paid and nonassessable.

Preferred Stock

                 The Board of Directors has the authority to cause the Company to issue up to 500,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of the Common Stock.

                 Pursuant to the foregoing authority, the Board of Directors has authorized shares of the Company's Series A Junior Preferred Stock ("Series A Preferred Stock") to be issued in connection with the 1988 Stockholder Rights Plan discussed below. There are currently no issued or outstanding shares of Series A Preferred Stock.

                 Also pursuant to the authority set forth above, the Board of Directors has authorized the issuance of 6,400 shares of the Company's Series B 8% Senior Redeemable Cumulative Preferred Stock ("Series B Preferred Stock"). The Series B Preferred Stock is redeemable by the Company under certain circumstances and is entitled to a liquidation preference of $1,000 per share. Dividends of 8% of such liquidation preference accrue and are cumulative from the date of issuance, and are payable (when and as declared by the Board of Directors) on November 1, February 1, May 1 and August 1 of each year, commencing on November 1, 1993 in equal installments. The Series B Preferred Stock restricts the Company from paying dividends on the Series A Preferred Stock and the Common Stock unless all dividends accrued on, and any redemption payments owing with respect to, the Series B Preferred Stock shall have been paid. The Series B Preferred Stock is entitled to one vote per share and votes together with the Common Stock (not as a separate class) on all matters on which holders of the Common Stock are entitled to vote. The rights, preferences, privileges and restrictions of the Series B Preferred Stock are set forth in greater detail in the Company's Certificate of Incorporation attached as Exhibit 4.2 to the Company's Registration Statement on Form S-3 filed on February 5, 1997 and incorporated herein by this reference.

Special Provisions

                 Certain Business Combinations. The Company's Certificate of Incorporation requires that certain business combination transactions between the Company and a "Related Person" (beneficial owner of 10% or more of the Company's voting stock) be approved by the affirmative vote of holders of not less than 70% of the then outstanding shares of voting stock unless certain specified conditions are met. If the conditions are met, then the transaction would require only such affirmative vote as is required by law, any national securities exchange or otherwise. Business combinations subject to this provision include a merger or consolidation of the Company with, or a sale or transfer of all or substantially all of the Company's assets to, a Related Person. The "fair price" provision could make it more difficult, and may therefore discourage, an attempt by another company or group, through the acquisition of a substantial block of the Company's Common Stock, to acquire control of the Company with a view to imposing a merger, consolidation or sale of the Company's assets which may not be in the best interest of all of the stockholders.

                 Director Classification. The Company's Certificate of Incorporation also provides that (i) the Company's Board of Directors is divided into three classes so that one third of the Board of Directors stands for election each year; (ii) any action required or permitted to be taken by the stockholders of the company may be effected only at an annual or special meeting of the stockholders and that stockholder action may not be by written consent in lieu of a meeting; (iii) special meetings of stockholders may only be called by the Board of Directors or a committee thereof; (iv) vacant directorships may only be filled by the Board of Directors; and (v) any director may be removed from office only pursuant to the affirmative vote of the holders of 70% of the outstanding voting stock of the Company and only for cause.

                 1988 Stockholder Rights Plan. The Company's 1988 Stockholder Rights Plan provides for a dividend distribution of one 1988 Right for each outstanding share of Common Stock to stockholders of record at the close of business on April 22, 1988 (the "Record Date"). Each 1988 Right entitles the registered holder to purchase from the Company a unit (a "Unit") consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock (the "1988 Preferred Stock"), at a price of $80 per Unit, subject to adjustment (the "1988 Purchase Price"). the 1988 Rights will expire at the close of business on April 22, 1998, unless earlier redeemed by the Company.

                 The 1988 Rights are attached to all outstanding shares of Common Stock. The 1988 Rights will be exercisable, and transferrable apart from the Common Stock, upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "1988 Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "1988 Acquisition Date"), or
(ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group owning 30% or more of the outstanding shares of Common Stock. The earlier of such dates is called the 1988 Distribution Date. The 1988 Stockholder Rights Plan excludes from its operation Theodore Rosenberg and Sydney J. Rosenberg, individually and jointly as members of a group, such that their ownership of the Company's Common Stock will not cause the 1988 Rights to become exercisable or nonredeemable or trigger the other features of the 1988 Rights.

                 After the 1988 Record Date and until the 1988 Distribution Date (or earlier redemption or expiration of the 1988 Rights), new Common Stock certificates issued upon transfer or new issuance of the Common Stock will contain a notation incorporating the 1988 Stockholder Rights Plan by reference. Until the 1988 Distribution Date (or earlier redemption or expiration of the 1988 Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the 1988 Record Date will also constitute the transfer of the 1988 Rights associated with the Common Stock represented by such certificate.

                 In the event that (i) the Company is the surviving corporation in a merger with a 1988 Acquiring Person and its Common Stock is not changed, or (ii) a 1988 Acquiring Person engages in one or more "self-dealing" transactions set forth in the 1988 Stockholder Rights Plan, or (iii) a 1988 Acquiring Person increases his beneficial ownership of the Company by more than 1% in a transaction involving the Company, each holder of a 1988 Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, preferred stock or other securities) having a value equal to two times the exercise price of the 1988 Right. Following the occurrence of any of the events described above, all 1988 Rights that are, or (as specified in the Plan) were, beneficially owned by any 1988 Acquiring Person, will be immediately null and void.

                 In the event that, at any time following the 1988 Distribution Date, (i) the Company engages in a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company engages in a merger or other business combination transaction with another person in which the Company is the surviving corporation, but in which its Common Stock is changed or exchanged, or (iii) 50% or more of the Company's assets or earning power (on a consolidated basis) is sold or transferred, each holder of a 1988 Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the 1988 Right, common stock of the acquiring company having a value equal to two times the exercise price of the 1988 Right.

                 The 1988 Rights may be redeemed in whole, but not in part, at a price of $.01 per 1988 Right by the Board of Directors at any time prior to ten days after the 1988 Acquisition Date. Until a 1988 Right is exercised, the holder will have no rights as a stockholder of the Company (beyond those as an existing stockholder), including the right to vote or to receive dividends.

                 1998 Stockholder Rights Plan.   As the 1988 Rights distributed
pursuant to the 1988 Stockholder Rights Plan will expire by their terms at the close of business on April 22, 1998, the Company's Board of Directors, on March 17, 1998, approved a replacement rights plan (the "1998 Stockholder Rights Plan") and declared a dividend of one right (a "Right") for each outstanding share of common stock, par value $.01 per share ("Common Stock"), of the Company held of record at the close of business on April 22, 1998, (the "Record Time"), or issued thereafter and prior to the Separation Time (as hereinafter defined) and thereafter pursuant to options and convertible or exchangeable securities outstanding at the Separation Time. The Rights will be issued pursuant to a Rights Agreement, dated as of March 17, 1998 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"). Each Right entitles its registered holder to purchase from the Company, after the Separation Time, one one- thousandth of a share of Participating Preferred Stock, par value $.01 per share ("Preferred Stock"), for $175.00 (the "Exercise Price"), subject to adjustment. The Preferred Stock is designed so that each one one-thousandth of a share of Preferred Stock has economic and voting terms similar to those of one share of Common Stock.

                 The Rights will be evidenced by the Common Stock certificates until the close of business on the earlier of (either, the "Separation Time")
(i) the tenth business day (or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Separation Time that would otherwise have occurred) after the date on which any Person (as defined in the Rights Agreement) commences a tender or exchange offer which, if consummated, would result in such Person's becoming an Acquiring Person, as defined below, and (ii) the first date (the "Flip-in Date") of public announcement by the Company or an Acquiring Person that a Person has become an Acquiring Person; provided that if the foregoing results in the Separation Time being prior to the Record Time, the Separation Time shall be the Record Time; and provided further that if a tender or exchange offer referred to in clause
(i) is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any shares of stock pursuant thereto, such offer shall be deemed never to have been made.

                 An Acquiring Person is any Person having Beneficial Ownership (as defined in the Rights Agreement) of 20% or more of the outstanding shares of Voting Stock, which term shall not include (i) the Company, any wholly-owned subsidiary of the Company or any employee stock ownership or other employee benefit plan of the Company or any wholly-owned subsidiary of the Company, (ii) any person who is the Beneficial Owner of 20% or more of the outstanding Voting Stock as of the date of the Rights Agreement or who shall become the Beneficial Owner of 20% or more of the outstanding Voting Stock solely as a result of an acquisition of Voting Stock by the Company, until such time as such Person acquires additional Voting Stock, other than through a dividend or stock split,
(iii) any Person who Beneficially Owns shares of Voting Stock consisting solely of (A) shares of Voting Stock acquired pursuant to the grant or exercise of an option granted by the Company in connection with an agreement to merge with, or acquire, the Company at a time at which there is no Acquiring Person, (B) shares of Voting Stock owned by such Person and its Affiliates and Associates at the time of such grant and (C) shares of Voting Stock, amounting to less than 1% of the outstanding Voting Stock, acquired by Affiliates and Associates of such Person after the time of such grant, or (iv) Theodore Rosenberg and Sydney J. Rosenberg, individually and as members of a group, and any trust or foundation to which either Theodore Rosenberg or Sydney J. Rosenberg has transferred or may transfer shares of Common Stock, and any Person who acquires shares of Common Stock from Theodore Rosenberg, Sydney J. Rosenberg, or any such trust or foundation by gift, inheritance or in a transaction in which no consideration is exchanged. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to such foregoing, then such Person shall not be deemed to be an "Acquiring

Person" for any purposes of the Rights Agreement. "Voting Stock" means shares of capital stock of the Company entitled to vote generally in the election of directors.

                 The Rights Agreement provides that, until the Separation Time, the Rights will be transferred with and only with the Common Stock. Common Stock certificates issued after the Record Time but prior to the Separation Time shall evidence one Right for each share of Common Stock represented thereby and shall contain a legend incorporating by reference the terms of the Rights Agreement (as such may be amended from time to time). Notwithstanding the absence of the legend, certificates evidencing shares of Common Stock outstanding at the Record Time shall also evidence one Right for each share of Common Stock evidenced thereby. Promptly following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock at the Separation Time.

                 The Rights will not be exercisable until the Business Day (as defined in the Rights Agreement) following the Separation Time. The Rights will expire on the earliest of (i) the Exchange Time (as defined below), (ii) the close of business on April 22, 2008, (iii) the date on which the Rights are redeemed as described below and (iv) upon the merger of the Company into another corporation pursuant to an agreement entered into when there is no Acquiring Person (in any such case, the "Expiration Time").

                 The Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution in the event of a Common Stock dividend on, or a subdivision or a combination into a smaller number of shares of, Common Stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for Common Stock.

                 In the event that prior to the Expiration Time a Flip-in Date occurs, the Company shall take such action as shall be necessary to ensure and provide that each Right (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights shall become void) shall constitute the right to purchase from the Company, upon the exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of Common Stock or Preferred Stock of the Company having an aggregate Market Price (as defined in the Rights Agreement), on the date of the public announcement of an Acquiring Person's becoming such (the "Stock Acquisition Date") that gave rise to the Flip-in Date, equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price.

                 In addition, the Board of Directors of the Company may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding shares of Voting Stock, elect to exchange all or part of the then outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Separation Time (the "Exchange Ratio"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio.

                 Whenever the Company shall become obligated to issue shares of Common Stock upon exercise of or in exchange for Rights, the Company, at its option, may substitute therefor shares of Preferred Stock, at a ratio of one one-thousandth of a share of Preferred Stock for each share of Common Stock so issuable.

                 In the event that prior to the Expiration Time the Company enters into, consummates or permits to occur a transaction or series of transactions after the time an Acquiring Person has become such in which, directly or indirectly, (i) the Company shall consolidate or merge or participate in a binding share exchange with any other Person if, at the time of the consolidation, merger or share exchange or at the time the Company enters into an agreement with respect to such consolidation, merger or share exchange, the Acquiring Person controls the Board of Directors of the Company, or (ii) the Company shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) directly or by sale of stock, assets or control of assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value) as of the end of the most recently completed fiscal year or (B) generating more than 50% of the operating income or cash flow during the most recently completed fiscal year, of the Company and its subsidiaries (taken as a whole) to any other Person (other than the Company or one or more of its wholly owned subsidiaries) or to two or more such Persons which are affiliated or otherwise acting in concert, if, at the time of such sale or transfer of assets or at the time the Company (or any such subsidiary) enters into an agreement with respect to such sale or transfer, the Acquiring Person controls the Board of Directors of the Company, then any such transactions or events shall constitute a "Flip-over Transaction or Event" under the Rights Agreement.

                 The Company shall take such action as shall be necessary to ensure, and shall not enter into, consummate or permit to occur , such Flip-over Transaction or Event until it shall have duly entered into a binding and enforceable supplemental agreement with the Person engaging in such Flip-over Transaction or Event or the parent corporation thereof (the "Flip-over Entity"), for the benefit of the holders of the Rights, providing, that upon consummation or occurrence of the Flip-over Transaction or Event (i) each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of such Flip-over Transaction or Event equal to twice the Exercise Price for an amount in cash equal to the then current Exercise Price and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of such Flip-over Transaction or Event and such supplemental agreement, all the obligations and duties of the Company pursuant to the Rights Agreement, but the Company's obligations under the Rights Agreement will not be discharged and will continue in full. For purposes of the foregoing description, the term "Acquiring Person" shall include any Acquiring Person and its Affiliates and Associates and others with whom it is acting in concert counted together as a single Person.

                 The Board of Directors of the Company may, at its option, at any time prior to the close of business on the Flip-in Date, redeem all (but not less than all) the then outstanding

Rights at a price of $.01 per Right (the "Redemption Price"), as provided in the Rights Agreement. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.

Section 203 of the Delaware General Corporation Law

                 The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute generally prohibits, under certain circumstances, a Delaware corporation whose stock is publicly traded, from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) a corporation has elected in its certificate of incorporation or bylaws not to be governed by this Delaware law (the Company has not made such an election); (ii) prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder, (iii) the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding share held by directors who were also officers or held in certain employee stock plans) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder or (iv) the business combination was approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or any time within the prior three years did own) 15% or more of the corporation's outstanding voting stock. The term "business combination" is defined generally to include mergers, consolidations, stock sales, asset-based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

Transfer Agent and Registrar

                 Chase Mellon Shareholder Services L.L.C. has been appointed as the transfer agent and registrar for the Company's Common Stock.

                                 LEGAL OPINIONS

                 The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Harry H. Kahn, Esq., General Counsel, Vice President and Secretary of the Company.

                                    EXPERTS

                 The consolidated financial statements and the related financial statement schedule II incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended October 31, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
                                   __________

                               TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . .  2
DOCUMENTS INCORPORATED BY REFERENCE . . .  2
THE COMPANY . . . . . . . . . . . . . . .  3
SELLING STOCKHOLDERS  . . . . . . . . . .  3
PLAN OF DISTRIBUTION  . . . . . . . . . .  4
DESCRIPTION OF CAPITAL STOCK  . . . . . .  4
LEGAL OPINIONS  . . . . . . . . . . . . .  11
EXPERTS . . . . . . . . . . . . . . . . .  11





                                 161,275 Shares


                          ABM INDUSTRIES INCORPORATED

                                  Common Stock

                                   PROSPECTUS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.         Other Expenses of Issuance and Distribution

                 The table sets forth the estimated expenses in connection with the issuance and distribution of the Common Stock:

SEC registration fee  . . . . . . . . . . . . . . . . . . .      $ 1,688
Accountants' fees and expenses  . . . . . . . . . . . . . .        2,000
Legal fees and expenses   . . . . . . . . . . . . . . . . .        6,000
Blue Sky qualification fees and
  expenses  . . . . . . . . . . . . . . . . . . . . . . . .            0
Miscellaneous   . . . . . . . . . . . . . . . . . . . . . .          312
                                                                 -------
            Total   . . . . . . . . . . . . . . . . . . . .      $10,000
                                                                 =======

Item 15.         Indemnification of Directors and Officers

                 Article Fourteenth of the Registrant's Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the Delaware General Corporation Law or be personally liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached his duty of loyalty, (ii) shall not have acted in good faith, (iii) shall have acted or failed to act in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit.
Article VII of the Registrant's By-laws provides for additional indemnification of officers, directors and agents of the Registrant generally for costs and expenses associated with defending suits and proceedings, other than suits or proceeding by or in the right of the Registrant. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933.

                 The Company has entered into indemnification agreements with each director which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

                 The Registration Rights Agreement provides for the indemnification of officers and directors of the Company under certain circumstances.

Item 16.        Exhibits

                1.1 Registration Rights Agreement among Registrant, Michael F. Sica, Michael A. Sica, Ralph Sica, Diane Sica De Maio, Ann Sica De Nicola and Gloria Sica, dated November 20, 1996 (incorporated by reference to

                          Exhibit 1.1 of Registration Statement on Form S-3 filed on February 5, 1997 (the "1997 Registration Statement)).

                4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the 1997 Registration Statement).

                4.2 Certificate of Incorporation, as amended (incorporated by reference to Exhibit 4.2 of the 1997 Registration Statement).

                4.3 By-Laws, as amended (incorporated by reference to Exhibit 3.2[a] to the Company's annual report on Form 10-K, filed on January 28, 1997).

                5.1       Opinion of Harry H. Kahn, Esq.

                23.1      Consent of KPMG Peat Marwick LLP.

                23.2      Consent of Harry H. Kahn, Esq. (included in Exhibit
                          5.1 hereto).

                24.1 Power of Attorney (included on the signature pages of this Registration Statement).

Item 17.         Undertakings

                 The undersigned registrant hereby undertakes that:

                 (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

                          (ii)  To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii)  To include any material with respect to the
plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment to those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 18th day of February, 1998.

                                        ABM INDUSTRIES INCORPORATED



                                        By:     /s/ William W. Steele
                                            -----------------------------------
                                        William W. Steele
                                        President, Chief Executive Officer and
                                        Director

                               POWER OF ATTORNEY

                 KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Harry H. Kahn and William W. Steele, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 17, 1998.

          /s/ William W. Steele                                        /s/ Martinn H. Mandles
------------------------------------------                  -------------------------------------------
      William W. Steele, President,                               Martinn H. Mandles, Chairman of
   Chief Executive Officer and Director                       the Board, Chief Administrative Officer
      (Principal Executive Officer)                                         and Director

           /s/ David H. Hebble                                         /s/ Vernon E. Skelton
------------------------------------------                  -------------------------------------------
     David H. Hebble, Vice President                               Vernon E. Skelton, Controller
       and Chief Financial Officer                                  And Chief Accounting Officer
      (Principal Financial Officer)                                (Principal Accounting Officer)

         /s/ Maryellen B. Cattani                                         /s/ Linda Chavez
------------------------------------------                  -------------------------------------------
      Maryellen B. Cattani, Director                                   Linda Chavez, Director

             /s/ John F. Egan                                            /s/ Luke S. Helms
------------------------------------------                  -------------------------------------------
John F. Egan, Vice President and Director                             Luke S. Helms, Director

         /s/ Charles T. Horngren                                     /s/ Henry L. Kotkins, Jr.
------------------------------------------                  -------------------------------------------
      Charles T. Horngren, Director                               Henry L. Kotkins, Jr., Director

          /s/ Theodore Rosenberg                                        /s/ William E. Walsh
------------------------------------------                  -------------------------------------------
    Theodore Rosenberg, Chairman of the                              William E. Walsh, Director
     Executive Committee and Director